UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 6, 2011

Parametric Technology Corporation

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street
Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 6, 2011, Parametric Technology Corporation (“PTC”) and PTC NS ULC (“Acquireco”), a wholly-owned, indirect subsidiary of PTC, entered into an Arrangement Agreement (the “Arrangement Agreement”) with MKS Inc. (“MKS”), an Ontario corporation, to acquire, subject to satisfaction or waiver of the conditions therein, all of the outstanding shares of MKS for approximately CDN$292.5 million in cash (approximately U.S.$303.5 million) (the “Acquisition”). The Acquisition will be accomplished pursuant to a Plan of Arrangement under the Business Corporations Act (Ontario).

Under the Plan of Arrangement, which has been approved by the boards of directors of PTC and MKS, at the effective time (the “Effective Time”) of the Acquisition, all the outstanding common shares of MKS will be automatically transferred to Acquireco in exchange for the consideration described below, and MKS will become a wholly owned subsidiary of Acquireco.

Subject to the exercise of dissenters’ rights, each of the approximately 10,389,180 outstanding common shares of MKS will be transferred to Acquireco in exchange for CDN $26.20 per share, without interest (the “Per Share Consideration”). In addition, each of the outstanding vested stock options and restricted stock units of MKS will be cash settled on the basis of the Per Share Consideration, and the unvested stock options will be converted to options to buy PTC common stock.

The Arrangement Agreement contains customary representations, warranties and covenants of MKS and PTC, including, among others, covenants by MKS to convene and hold a meeting of its shareholders to consider and vote on approval of the Acquisition, that, subject to certain exceptions, the Board of Directors of MKS will recommend adoption of the Acquisition by its shareholders, to conduct its business in the ordinary course before the Effective Time, not to engage in certain kinds of transactions during such period, and not to solicit, encourage, or negotiate with third parties in order to obtain an alternative acquisition proposal (subject to certain exceptions for the fiduciary responsibilities of MKS’s board of directors).

Pursuant to the Arrangement Agreement, the Acquisition is subject to various customary conditions to closing, including the approval of MKS shareholders, the entry of a final order from the Ontario Superior Court of Justice, and approval of the German competition authority. No vote of the holders of PTC common stock is needed to approve the Acquisition.

The Arrangement Agreement contains certain customary termination rights for both PTC and MKS, and further provides that, upon termination of the Arrangement Agreement under specified circumstances, MKS may be required to pay PTC a termination fee of CDN$11.55 million.

A copy of the Arrangement Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Acquisition and the Arrangement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Arrangement Agreement.

In connection with the Acquisition, members of the Board of Directors and executive officers of MKS holding an aggregate of approximately 2,541,134 MKS common shares entered into a voting agreement with PTC, dated as of April 6, 2011. The voting agreement requires that such securityholders vote their common shares for approval of the Acquisition and the Plan of Arrangement and that they vote against any alternative transaction. A copy of the voting agreement is attached as Exhibit 10.2 and is incorporated herein by reference. The foregoing description of the voting agreement is qualified in its entirety by reference to the full text of the form of voting agreement.

Additional Information about the Acquisition and Where to Find It

This material is not a substitute for the Management Information Circular that MKS intends to file with the Canadian securities regulatory authorities or any other documents which PTC or MKS may file or distribute in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE MANAGEMENT INFORMATION CIRCULAR AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain any documents pertaining to the proposed transaction filed by PTC at the SEC’s website (www.sec.gov) and filed by MKS with SEDAR at www.sedar.com.

This announcement is for information purposes only and does not constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell, otherwise dispose of or issue, or any solicitation of any offer to sell, otherwise dispose of, issue, purchase, otherwise acquire or subscribe for, any security.

Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.

On April 7, 2011, PTC issued a press release, a copy of which is furnished as Exhibit 99.1 hereto, announcing that it had entered into the agreement to acquire MKS Inc.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Arrangement Agreement dated as of April 6, 2011 by and among Parametric Technology Corporation, PTC NS ULC and MKS Inc.

10.2	Voting Agreement dated as of April 6, 2011 by and among Parametric Technology Corporation, PTC NS ULC, and Gerry Hurlow, J. Ian Giffen, Howard Gwin, Alex White, Philip Deck, Michael Harris and Doug Sawatzsky.

99.1	A copy of the press release issued by Parametric Technology Corporation on April 7, 2011 is furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parametric Technology Corporation

Date: April 7, 2011	By:	/s/ Jeffrey Glidden
Jeffrey Glidden
Executive Vice President and Chief Financial Officer

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